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RIVERSOURCE SECTOR SERIES, INC. - FORM N-SAR EXHIBITS

EXHIBIT 77H, CHANGES IN CONTROL OF REGISTRANT

For RiverSource Real Estate Fund:

During the fiscal year ended June 30, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds, RiverSource Income Builder funds, and Columbia Management Investment Advisers, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.